Exhibit 5.4

126 East King Street

Lancaster, PA 17602-2893

Tel 717.299.5201  Fax 717.291.4660

www.barley.com

September 28, 2012

The Bon-Ton Department Stores, Inc.

The Bon-Ton Stores, Inc.

The Bon-Ton Stores of Lancaster, Inc.

2801 East Market Street

York, Pennsylvania  17402

Re:	Exchange Notes and Guarantees of The Bon-Ton Stores, Inc., The Bon-Ton Department Stores, Inc. and The Bon-Ton Stores of Lancaster, Inc.

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to The Bon-Ton Department Stores, Inc., a Pennsylvania corporation (“Bon-Ton”), The Bon-Ton Stores, Inc., a Pennsylvania corporation (“Parent”), and The Bon-Ton Stores of Lancaster, Inc., a Pennsylvania corporation (“Lancaster”), in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”).  The Registration Statement relates to the proposed issuance and exchange described below.

Bon-Ton is offering to exchange $329,998,000 of the aggregate principal amount of its 10 5/8% Second Lien Senior Secured Notes due 2017 (the “Initial Notes”) and certain related guarantees, which were issued in a private offering pursuant to an indenture dated as of July 9, 2012 (the “2012 Indenture”) entered into by and among Bon-Ton, the Guarantors (as defined below), and Wells Fargo Bank, National Association as trustee and collateral agent, for a like aggregate principal amount of its registered 10 5/8% Second Lien Senior Secured Notes due 2017 (the “Exchange Notes”) and certain related guarantees.

The Initial Notes have been, and the Exchange Notes will be unconditionally guaranteed on a senior secured second lien basis (the “Guarantees” and, together with the Exchange Notes, the “Securities”) by Parent, Lancaster, The Bon-Ton Giftco, Inc., Carson Pirie Scott II, Inc. (“Carson Pirie Scott”), The Elder-Beerman Stores Corp. (“Elder-Beerman”), Bon-Ton Distribution, Inc. (“Distribution”), McRIL, LLC (“McRIL”) and all of Parent’s other existing and future direct and indirect wholly-owned domestic restricted subsidiaries (other than Bon-Ton) that guarantee the obligations of Bon-Ton, Elder-Beerman, Carson Pirie Scott, Distribution and McRIL under their senior secured credit facility (the “Existing Credit Facility”) (such persons collectively, the “Guarantors”);

In connection with the Registration Statement filed in accordance with the Securities Act of 1933, as amended (the “Act”) and the rules and regulations promulgated thereunder (the “Rules”), you have asked us to deliver our opinion as to the legality of the securities being registered under the Registration Statement.  Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Registration Rights Agreement among Bon-Ton, the Guarantors and Merrill Lynch, Pierce, Fenner and Smith Incorporated, dated as of July 9, 2012 (the “Registration Rights Agreement”).  In rendering the opinions set forth herein, we have examined and relied upon copies of:

(i)            the Registration Statement;

(ii)           the 2012 Indenture;

(iii)          the supplemental indenture dated as of July 9, 2012, by and among Bon-Ton, Parent, certain subsidiaries of Parent as guarantors, and The Bank of New York Mellon as trustee;

(iv)          the Registration Rights Agreement;

(v)           the Exchange Notes;

(vi)          the Guarantees;

(vii)         the Certificates of Good Standing for each of Bon-Ton, Parent and Lancaster issued by the Secretary of State of the Commonwealth of Pennsylvania as of September 28, 2012;

(viii)        the certified copies of the Articles of Incorporation of each of Bon-Ton, Parent and Lancaster certified by the Secretary of State of the Commonwealth of Pennsylvania as of May 29, 2012 (the “Articles”);

(ix)           the certified copies of the bylaws of each of Bon-Ton, Parent and Lancaster certified by the Secretary of State of the Commonwealth of Pennsylvania as of May 29, 2012 (the “Bylaws,” and, together with the Articles, the “Organizational Documents”);

(x)            the Action by Unanimous Consent of the Board of Directors of Bon-Ton, dated June 4, 2012, as certified by the Secretary of Bon-Ton;

(xi)           the Action by Unanimous Consent of the Board of Directors of each of Parent and Lancaster, dated June 4, 2012, as certified by the Secretary of each of Parent and Lancaster;

(xii)          the Secretary’s Certificate of Bon-Ton dated September 28, 2012; and

(xiii)         the Secretary’s Certificate of Parent and Lancaster dated September 28, 2012.

The documents listed in clauses (i) through (vi) are referred to collectively as the “Documents”.

We have also reviewed such other instruments, documents and agreements (including a certificate executed by officers of each of Bon-Ton, Parent and Lancaster as to certain factual matters) as we have deemed necessary or appropriate in the circumstances for the purposes of rendering this opinion.

In our examination, we have assumed: (i) genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies; (iii) the accuracy and completeness of all certificates and other statements, documents and records reviewed by us, and the accuracy and completeness of all representations, warranties, schedules and exhibits contained in the Documents, with respect to factual matters set forth therein; (iv) all parties to the documents reviewed by us (other than Bon-Ton, Parent and Lancaster) are validly existing under the laws of the jurisdictions of their formation, and have full power and authority to execute, deliver, and perform their duties under such documents, and all such documents have been fully authorized, executed and delivered by such parties (other than Bon-Ton, Parent and Lancaster); (v) the transactions contemplated by the Documents will be consummated by all parties to same in accordance with their respective terms; (vi) each party to the Documents will comply with any legally applicable requirement of good faith, fair dealing, commercial reasonableness, and conscionability in its enforcement of the Documents; and (viii) each Document will constitute a legal, valid and binding obligation of each party thereto (other than Bon-Ton, Parent and Lancaster), enforceable against such party in accordance with its terms.  All assumptions made by us in our opinion have been made with your permission and without any independent investigation to determine the existence or absence of facts, and this opinion is based upon these assumptions.  To the extent our opinions rely on documents obtained from public officials, our opinions speaks as of the date of such certificates.

Based on the foregoing review and such other consideration of law and fact as we believe to be relevant, we are of the opinion that:

1.             Each of Bon-Ton, Parent and Lancaster is a corporation validly existing under the laws of the Commonwealth of Pennsylvania.

2.             Bon-Ton has the requisite corporate power and authority, and has taken all requisite corporate action necessary, to execute, deliver, and perform its obligations under the Registration Statement and the Exchange Notes.

3.             Each of Parent and Lancaster has the requisite corporate power and authority, and has taken all requisite corporate action necessary, to execute, deliver, and perform its obligations under the Registration Statement and the Guarantees.

4.             The execution, delivery and performance by (i) each of Bon-Ton, Parent and Lancaster of its obligations under the Registration Statement, (ii) Bon-Ton of its obligations under the Exchange Notes and (iii) each of Parent and Lancaster of its obligations under the

Guarantees, do not conflict with its articles of incorporation or bylaws or violate any laws of the Commonwealth of Pennsylvania.

5.             No approval of or filing with any governmental authority of the Commonwealth of Pennsylvania, which has not been obtained or taken and which is not in full force and effect, is required to authorize, or is required in connection with, the execution, delivery and performance of the Documents.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules. We also consent to the reliance on this opinion by Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) solely for the purposes of Paul, Weiss’ opinion letter to Bon Ton dated as of the date hereof and filed as Exhibit 5.1 to the Registration Statement.

The opinions expressed herein are subject to the following qualifications and limitations:

a.             We are admitted to practice law in the Commonwealth of Pennsylvania.  Our opinion is limited to the specific matters mentioned above arising under the laws of Pennsylvania and, to the extent specifically referred to herein, the laws of the United States of America.  We express no opinion as to the laws of any other jurisdiction.  We note that certain of the Documents are governed by the laws of the state of New York.  Thus, we have for the purposes of the opinions expressed below, assumed the laws of New York are identical to those of Pennsylvania.  We understand that you are obtaining an opinion from New York counsel as to provisions of the Documents that are governed by New York law.

b.             Our opinion is qualified to the extent that the binding effect and enforceability of the Documents are limited:

(i)            by applicable bankruptcy, insolvency, reorganization, conservatorship, receivership, seizure, liquidation, moratorium, forfeiture, fraudulent transfer, preference or other similar laws, whether state of federal, in effect from time to time relating to or affecting the rights of creditors generally;

(ii)           by the application of the public policy of the Commonwealth of Pennsylvania; and

(iii)          by the application of general principles of equity or law regardless of whether such enforcement is considered in a proceeding in equity or at law or of judicial discretion, including without limitation (a) consent to jurisdiction, waiver of objection to improper venue, and agreement as to service of process; (b) the possible unavailability of specific enforcement, injunctive relief, appointment of a receiver, or other equitable remedy; (c) agreement as to the limitation of damages; (d) concepts of materiality, unconscionability, reasonableness, good faith and fair dealing; or (e) the discretion of the court before which proceedings may be brought to enforce or interpret the Documents or any document or instrument contemplated thereby.

c.             We express no opinion regarding the enforceability of any provision of the Documents, to the extent they include any such provisions, regarding (i) the recovery or payment of attorney’s fees, (ii) the waiver of a trial by jury, (iii) the waiver of damages for future occurrences, (iv) the payment of interest on unpaid interest, (v) the payment to any indemnitee of any expense caused by or resulting from the sole negligence of the indemnitee, (vi) the remedy of confession of judgment; or (vii) the grant of a power to a party to take action as attorney-in-fact or otherwise on behalf of another party.

d.             We express no opinion as to the validity or enforceability of any provisions of the Documents under which any party thereto disclaims any obligations of good faith, fair dealing, diligence, commercial reasonableness or care, or prior notice which are prescribed by the Pennsylvania UCC.

e.             This opinion is specific to the transactions contemplated by the Documents and is not to be assumed to state general principles of law applicable to transactions of this type.

This opinion is based solely upon the documents examined by us as set forth above.  We express no opinion as to the effect upon the opinions set forth herein of the substance or provisions of documents incorporated by reference into the terms of the Documents.

This opinion constitutes our opinion only as to the legal matters stated in this letter.  No opinion is implied or may be inferred beyond the matters expressly stated herein, and this opinion is not a guaranty of the matters set forth herein.

This opinion is rendered as of the date hereof.  We are under no obligation to, nor will we, update or revise this opinion because of events occurring after the date hereof which change the facts or law upon which this opinion is based.

Sincerely,

/s/ Barley Snyder LLP

BARLEY SNYDER LLP